Incorporated in the State of Maryland



No.

Shares

REXIT INC.

Series A Preferred Stock

This Certifies That ______________________ is the owner of ______________________ Shares of the Capital Stock of

ReXit Inc.

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ______________ day of ______________ A.D. ______________

____
President

____
Secretary

SHARES $ 0.0001 EACH